Exhibit 10.23

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”) is made this 1st day of September 2010 by and among BioHorizons Implant Systems, Inc., its parent BioHorizons, Inc. (together, the “Company”), and Clark Barousse (the “Employee”).

WHEREAS, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.                                      EFFECT OF TERMINATION OF EMPLOYMENT

1.1                               In the event that the Company terminates the Employee’s employment other than for “Cause” as defined in Section 1.2, or the Employee resigns for “Good Reason” as defined in Section 1.3 (regardless of whether such termination or resignation, as applicable, occurs in the context of a “change in control” of the Company), the Employee executes and does not revoke a full release of claims (the “Release”) in the form and of a scope reasonably acceptable to the Company within sixty (60) days following the effective date of the termination (the “Termination Date”), the Release becomes binding and irrevocable at that time, and the Employee does not breach any provision of this Agreement, the Company shall, commencing, on the sixtieth (60th) day following the Termination Date: (a) pay to the Employee the Employee’s then-current base salary for a period of twelve (12) months in accordance with the Company’s regular payroll practices, and (b) if the Employee exercises his right under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) to continue participation in the Company’s health insurance plan, the Company shall pay its normal share of the costs for such coverage for a period of twelve (12) months (retroactive to the Termination Date) to the same extent that such insurance is provided to persons then currently employed by the Company (the Employee’s co-pay, if any, shall be deducted from the payments described in subsection (a) or, if no such payments remain to be paid, shall be paid directly to the Company within seven (7) days of receipt of notice of such payment due).

1.2                               For the purposes of Section 1, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:

(a)                                  A good faith finding by the Board of Directors or a Committee appointed thereby that the Employee has engaged in dishonesty, gross negligence or gross misconduct which if curable, has not been cured by the Employee within 30 days after he has received written notice from the Company stating with reasonable specificity the nature of such conduct;

(b)                                  Willful misconduct by the Employee that materially injures the Company, whether such harm is economic or non-economic, including, but not limited to, injury to the Company’s business or reputation;

(c)                                  The Employee’s conviction or entry of nolo contendere to any felony or crime involving moral turpitude, fraud or embezzlement;

(d)                                  The Employee’s failure to perform the functions assigned to him by his direct supervisor, or the CEO, or the Board of Directors; or

(e)                                  The Employee’s material breach of this Agreement, including but not limited to Section 3, including all subparts, hereof.

1.3                               For the purposes of Section 1, a resignation by the Employee for “Good Reason” shall be deemed to exist upon the occurrence of any of the following:

(a)                                  The Company materially diminished the Employee’s base salary;

(b)                                  The Company materially diminished the Employee’s authority, duties or responsibilities of the Employee as of the date hereof; or

(c)                                  The Company required the Employee to relocate permanently to an office more than fifty 50 miles from the Company’s offices at which he performed services as of the date he commenced employment with the Company.

Notwithstanding the foregoing, the foregoing occurrences shall not constitute Good Reason unless the Company has failed to cure the acts or omissions giving rise to resignation by the Employee for Good Reason within thirty (30) days of receiving written notice (the “Good Reason Notice”) from the Employee stating his intent to resign his employment for Good Reason and specifying the Company’s acts or omissions giving rise to Good Reason, and the Employee has provided the Good Reason Notice to the Company within ninety (90) days of the dates the acts or omissions giving rise to Good Reason first arose.  The Employee’s resignation for Good Reason shall become effective on the thirty-first (31st) day following the date the Company receives the Good Reason Notice.

1.4                               The covenants set forth in Sections 3 and 4, including all subparts, shall survive the termination of the Employee’s employment.

2.                                      SEPARATION FROM SERVICE

2.1                               The payment provided for in Section 1.1 is intended to be an involuntary separation pay plan, with respect to a termination without Cause and resignation for Good Reason, pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), and thus not “nonqualified deferred compensation” subject to Section 409A of the Code.  The following interpretations apply to Section 1.1 for any other termination of employment, or if Section 1.1 is deemed to provide benefits that are deemed to be “nonqualified deferred compensation” with respect to a termination without Cause or resignation for Good Reason. Any termination of the Employee’s employment under Section 1.1 of this Agreement triggering payment of benefits must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence.  To the extent that the termination of the Employee’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Employee to the Company at the time the Employee’s employment terminates), any benefits payable under Section 1.1 that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this Section shall not cause any forfeiture of benefits on the Employee’s part, but shall only act as a delay until such time as a “separation from service” occurs. Further, if the Employee is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the Termination Date and the payment of the amounts described in Section 1.1 constitute non-qualified deferred compensation, the payment of which would result in penalties under Section 409A of the Code, then such payment shall be delayed until the business day following the six-month anniversary of the Termination Date, but only to the extent necessary to avoid such penalties under Section 409A of the Code.  On the business day following the six-month anniversary of the Termination Date, the Company shall pay the Employee in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Employee prior to that date under Section 1.1 of this Agreement.  It is intended that each installment of the payments and benefits provided under Section 1.1 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code.  Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

3.                                      PROTECTED INFORMATION, NONDISCLOSURE AND NONCOMPETITION

3.1                               Definition of Protected Information

(a)                                  For purposes of this Agreement, the term “Protected Information” shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable or protectable by copyright) which the Employee receives, receives access to, created, conceived or developed, in whole or in part, directly or indirectly, alone or with others and whether or not conceived or developed during regular business hours, in connection with his employment with the Company or in the course of his employment with the Company (in any capacity, whether executive, managerial, planning, technical, sales, research, development, manufacturing, Engineering, or otherwise), or through the use of any of the Company’s facilities or resources:

(i)                                    Production processes, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer, client and prospect names and requirements, employee, customer, supplier and distributor data and other materials or information relating to the Company’s business and activities and the manner in which the Company does business;

(ii)                                Discoveries, concepts, plans and ideas including, without limitation, the nature and results of research and development activities, processes, formulas, inventions, dental implant related materials, equipment or technology, programs, systems, manuals, reports, drafts, techniques, “know-how,” designs, drawings and specifications;

(iii)                            Any other materials or information related to the business or activities of the Company which are not generally known to others engaged in similar businesses or activities;

(iv)                               Any information and materials received by the Company from third parties in confidence (or subject to non-disclosure or similar covenants); and

(v)                                   All ideas which are derived from or relate to the Employee’s access to or knowledge of any of the above enumerated materials and information.

(b)                                  Failure to mark any of the Protected Information as confidential, proprietary or Protected Information shall not affect its status as part of the Protected Information under the terms of this Agreement.

(c)                                  For purposes of this Agreement, the term “Protected Information” shall not include information which is or becomes publicly available without breach of (i) this Agreement, (ii) any other agreement or instrument to which the Company is a party, or a beneficiary or (iii) any duty owed to the Company by the Employee or any third party; provided, however, that the Employee hereby acknowledges and agrees that, except as otherwise provided in Section 3.2 hereof, if the Employee shall seek to disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Protected Information, he shall have the burden of proving that any such information shall have become publicly available without any such breach.

3.2                               Ownership of Information

The Employee covenants and agrees that all right, title and interest in any Protected Information shall be and shall remain the exclusive property of the Company (or third party, as the case may be) and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as the term is used in the United States Copyright Act; provided, however, that the foregoing shall not apply to any invention for which no equipment, supplies, facility, or Protected Information of the Company was used, which was developed entirely on the Employee’s own time, and which does not (i) relate to the business of the Company, (ii) relate to the Company’s actual or demonstrably anticipated research or development or (iii) result from any work performed by the Employee for the Company.  The Employee agrees to disclose immediately to the Company all Protected Information developed in whole or in part by the Employee during the term of the Employee’s employment with the Company and to assign to the Company any right, title or interest he may have in such Protected Information.  The Employee agrees to execute any instruments and to do all other things reasonably requested by the Company (both during and after the Employee’s employment with the Company) in order to secure the Company’s rights in the Protected Information, including obtaining a patent, registering a copyright, or otherwise (and I hereby irrevocably appoint the Company and any of its officers as my attorney in fact to undertake such acts in my name).  Employee agrees that his obligation to execute written instruments and otherwise assist the Company in securing its rights in the Protected Information will continue after the termination of his employment for any reason.

3.3                               Covenants Not to Solicit or Hire Employees

It is recognized and understood by the Company and the Employee that the employees of the Company are an integral part of its business and that it is extremely important for the Company to use its maximum efforts to prevent it from losing such employees.  It is therefore understood and agreed by both parties that, because of the nature of the Company’s business, it is necessary to afford fair protection to the Company from the loss of such employees. Consequently, as a material inducement to the Company to enter into this Agreement and to continue to employ the Employee, the Employee covenants and agrees that, for the period commencing on the date of Employee’s termination of employment for any reason whatsoever and ending one (1) year after the Employee’s termination of employment with the Company, the Employee shall not, directly or indirectly, hire or engage or attempt to hire or engage, or communicate for business purposes with any individual who shall have been an employee of the Company at any time during the one (1) year period prior to the date of the Employee’s termination of employment with the Company, whether for or on behalf of the Company or for any entity in which the Employee shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor, or stockholder, director, officer, employer, employee, servant, agent, representative, or otherwise.

3.4                               Non-competition and Non-solicitation

(a)                                  The parties acknowledge that as prime consideration for the obligations of the Company hereunder, the Employee has agreed and represented that for and during the duration of his employment, and during a period of one (1) year from the date of his termination of employment for any reason whatsoever, he will not directly or indirectly:

(i)                                    Provide services to, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business (existing on the date that Employee’s employment with the Company terminates and/or during the one-year period thereafter) that is or has current plans to be in competition with the Company or any of its subsidiaries or affiliates within any area in which the Company conducts its business on the date that Employee’s employment with the Company terminates.  Notwithstanding the foregoing, Employee’s ownership of securities of a public company engaged in competition with the Company not in excess of two percent (2%) of any class of such securities shall not be considered a breach of the covenants set forth herein; or

(ii)                                Contact, call upon, communicate, solicit or sell or attempt to contact, call upon, communicate, solicit or sell any services or products which are provided by or dealt in by, the Company to any of the present customers of the Company, to any past customers of the Company who were customers during the period of the Employee’s employment or to any prospective customers of the Company’s whom the Employee solicited during the period of his employment.  It is the intent of the Employee and the Company to preserve the exclusivity of the Company’s customer relations, special knowledge, trade secrets and experience gained or to be gained in the future by the Employee during his association with the Company, recognizing that if such customer relations, experience, knowledge and trade secrets were made available to competitors of the Company, it would irreparably damage the Company’s business.

3.5                               Tolling

If the Employee violates the restrictions set out in Sections 3.3 and 3.4, the period during which the prohibitions set forth therein shall apply shall be extended one (1) day for each day in which a violation occurs, and if suit is brought to enforce the Company’s rights under Sections 3.3 or 3.4, and the Company establishes one or more violations by the Employee, the Company shall be entitled to an injunction restraining the Employee from further violations for a period of one (1) year from the date of the final decree less only such number of days that the Employee has not violated the covenants set forth in Sections 3.3 or 3.4.

3.6                               Injunctive Relief, Damages and Attorneys’ Fees

The Employee understands and agrees that the Company shall suffer irreparable harm in the event that the Employee breaches any of his obligations under this Agreement and that monetary damages shall be inadequate to compensate the Company for such breach. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or to restrain any such breach by the Employee, or by any or all of the Employee’s partners, co-venturers, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf or with the Employee.  The Employee further agrees that, in the event he breaches or threatens to breach of any of the provisions of this Agreement, the Company shall be entitled to recover all costs, including a reasonable attorney’s fee, incurred in enforcing or attempting to enforce this Agreement.

3.7                               Materials

All notes, data, tapes, reference items, sketches, drawings, memoranda, records, and other materials in any way relating to any of the Protected Information or to the Company’s business shall belong exclusively to the Company and the Employee agrees to turn over to the Company all copies of such materials in the Employee’s possession or under the Employee’s control at the request of the Company or, in the absence of such a request, within three business days of the termination of Employee’s employment with the Company.

3.8                               Accounting for Profits; Indemnification

The Employee covenants and agrees that, if he shall violate any of his covenants or agreements under this Agreement, the Company shall be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remunerations or benefits which the Employee directly or indirectly shall have realized or may realize relating to, growing out of or in connection with any such violation; such remedy shall he in addition to and not in limitation of any injunctive relief or other rights or remedies to which employer is or may be entitled at law or in equity or otherwise under this Agreement.  The Employee hereby agrees to defend, indemnify and hold harmless the Company against and in respect of, (i) any and all losses and damages resulting from, of any warranty, covenant or agreement made or contained in this Agreement; and (ii) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable attorneys’ fees) incident to the foregoing.

4.                                      REASONABLENESS OF RESTRICTIONS; SEVERABILITY

4.1                               EMPLOYEE HAS CAREFULLY READ AND CONSIDERED THE PROVISIONS OF SECTION 3, INCLUDING ALL SUBPARTS, AND HAVING DONE SO, AGREES THAT THE RESTRICTIONS SET FORTH IN SUCH SECTION ARE FAIR AND REASONABLE AND ARE REASONABLY REQUIRED FOR THE PROTECTION OF THE INTERESTS OF THE COMPANY AND ITS BUSINESS, OFFICERS, DIRECTORS, AND EMPLOYEES.  The Employee further agrees that the restrictions set forth in this Agreement shall not impair his ability to secure employment within the field or fields of his choice including, without limitation. those areas in which the Employee is, is to be or has been employed by the Company.

4.2                               It is the intent of the parties to enter into a reasonable-competition agreement, among other things, for the maximum period and the maximum extent enforceable under the laws of the State of Alabama, including, without limitation, Section 8-1-1 of the Alabama Code, and if its said geographic or temporal restrictions should be deemed unreasonable by a court of competent jurisdiction, the parties intend that such court should, in light of the facts and circumstances, reform this Agreement specifying the maximum permissible scope (in time, location and subject matter).

4.3                               The provisions of this Agreement shall be deemed severable and shall be construed to the fullest extent allowable under the applicable law.  The invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.  The Employee agrees that the breach or alleged breach by the Company of (i) any covenant contained in another agreement (if any) between the Company and the Employee or (ii) any obligation owed to the Employee by the Company, shall not affect the validity or enforceability of the covenants and agreements of the Employee set forth in this Agreement.

5.                                      NO PRIOR AGREEMENTS

The Employee represents that his performance of all the terms of this Agreement and any services to be rendered as an employee of the Company, do not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by the Employee in confidence, trust or otherwise prior to the Employee’s employment by the Company) to which the Employee is a party or by the terms of which the Employee may he bound.  The Employee covenants and agrees that he shall not disclose to the Company, or induce the Company to use, any, such proprietary information, knowledge or data belonging to any previous employer or others.  The Employee further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

6.                                      EMPLOYMENT AT WILL

Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to employee the Employee, nor shall this Agreement affect in any way the right of the Employee to terminate his employment with the Company at any time and for any reason whatsoever.  Both the Employee and the Company acknowledge that the Employee’s employment is strictly “at will”.

7.                                      BURDEN AND BENEFIT

7.1                               This Agreement shall be binding upon, and shall inure to the benefit of, the Company and the Employee, and their respective heirs, personal and legal representatives, successors and assigns.  As used in this Agreement, the term the “Company”, shall also include any corporation or entity which is a parent, subsidiary or affiliate of the Company.  The Employee hereby consents to the enforcement of any and all of the provisions of this Agreement by or for the benefit of the Company and any such other corporation or entity as to any Protected Information.

7.2                               The Company shall be entitled to assign this Agreement, in whole or in part, at any time without restrictions.  The Employee may not assign this Agreement or any part hereof without the prior written consent of the President of the Company.  This consent may he withheld by the Company for any reason it deems appropriate.

8.                                      GOVERNING LAW

8.1                               In view of the fact that the principal office of the Company is located in Birmingham, Alabama, and that the Agreement was negotiated, accepted and executed in the State of Alabama, it is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Alabama.

8.2                               Without prejudice to the Company’s right to bring suit in the courts of any jurisdiction, any proceeding to enforce the provisions of this Agreement or the declaration of any rights arising from the provisions of this Agreement shall only be brought by the Employee and may be brought by the Company in the Circuit Court of Jefferson County, Alabama or, if federal jurisdictional requirements can be met, the United States District Court for the Northern District of Alabama.  The Employee hereby waives any present or future objection to such venue and irrevocably consents and submits to the non-exclusive jurisdiction in personam of such courts.

8.3                               THE COMPANY AND THE EMPLOYEE HEREBY EXPRESSLY AND KNOWINGLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER THE COMPANY OR THE EMPLOYEE AGAINST THE OTHER WITH RESPECT TO THIS AGREEMENT AND ITS SUBJECT MATTER.

9.                                      EFFECTIVE DATE

The Effective Date of this Agreement is the date the Agreement is fully executed by both the Company and the Employee.

10.                               ENTIRE AGREEMENT

This Agreement contains the entire agreement and understanding by and between the Company and the Employee with respect to the terms and conditions of the Employee’s employment with the Company (including but not limited to the compensation to be paid to the Employee during his employment and any payments that may be owed to the Employee upon a “change in control” and/or termination of employment), and no representations, promises, agreement or understanding, written or oral, not herein contained shall be of any force or effect (including, but not limited to, the Employee’s May 15, 2008 offer letter with the Company and July 29, 2008 employment agreement with the Company, both of which shall be superseded by this Agreement and be of no further force or effect).  No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound.  No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced, moreover, no valid waiver or any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or shall be deemed a valid waiver of such provision at any other time.

11.                               AMENDMENT

This Agreement may be amended, modified or supplemented only by written instrument executed by both the Company and the Employee.

12.                               HEADINGS

The Headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

13.                               COUNTERPART

This Agreement may be executed in several counterparts, each of which shall he deemed to be an original but all of which together shall constitute one in the same instrument.

14.                               SURVIVAL

Except as otherwise provided herein, all provisions to this Agreement shall survive the termination of the Employee’s employment with the Company.

READ THIS AGREEMENT CAREFULLY. BY SIGNING BELOW, THE PARTIES ACKNOWLEDGE THAT:  (1) EACH HAS REVIEWED THIS AGREEMENT FULLY AND CAREFULLY; (2) EACH HAS HAD AN OPPORTUNITY TO ASK QUESTIONS ABOUT ITS CONTENT; AND, (3) EACH HAS BEEN ADVISED BY COUNSEL OF HIS OR ITS OWN CHOOSING OR HAS DECIDED NOT TO RETAIN HIS OR ITS OWN COUNSEL.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.

Employee:	BioHorizons, Inc.:

/s/ Clark Barousse	/s/ Andrea G. McCaskey
Name:	Andrea G. McCaskey
Vice-President , Human Resources

09/01/10	09/01/10
Date	Date

BioHorizons Implant Systems, Inc.:

/s/ Andrea G. McCaskey
Andrea G. McCaskey
Vice-President , Human Resources

09/01/10
Date